Exhibit 99.1

hhgregg announces death of Jerry W. Throgmartin, Executive Chairman of the Board and Former Chief Executive Officer

INDIANAPOLIS--(BUSINESS WIRE)-Dennis L. May, President and CEO of hhgregg, Inc., issued the following statement after the passing of Jerry W. Throgmartin:

"We are deeply saddened by the passing of Jerry Throgmartin. Jerry played a critical role in both building and growing our company over his astounding 36 year career at hhgregg. To all of us at hhgregg, Jerry served as a role model, a community patron, and an inspirational leader, who always lived his life to the fullest. To me personally, he also served as a mentor, a trusted advisor and a tremendous friend. He will be greatly missed. His life is an amazing story and our thoughts are with his family during this difficult time."

Jerry devoted his career to growing the appliance and electronics store, founded by his grandfather in 1955. Starting in 1975 as a salesman and eventually manager, he worked his way up to district manager, director of advertising, vice president of store operations, president and CEO. Outside of hhgregg, Jerry's passion in life was his family, including Peggy, his wife of 35 years, their son and twin daughters as well as two granddaughters. Jerry was a firm believer in giving back to the community and was involved in many local charities, including serving as Chairman of the Indiana University Simon Cancer Center Development Board and the University of Indianapolis Board of Trustees.

CORPORATE OVERVIEW

hhgregg is a specialty retailer of consumer electronics, home appliances, computers, mobile products and related services operating under the name hhgregg(TM) and Fine Lines(TM). hhgregg operates 208 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia.

Contacts:

hhgregg

Andy Giesler, 317-848-8710

investorrelations@hhgregg.com

or

ICR for hhgregg

Sari Martin, 203-682-8345

Sari.martin@icrinc.com

Source: hhgregg